UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 8, 2003

Hawaiian Electric Industries, Inc. Hawaiian Electric Company, Inc.	1-8503 1-4955	99-0208097 99-0040500
Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 – Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 – Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Item 5. Other Events

Hawaii Electric Light Company, Inc. Power Situation

The following is an update of the Hawaii Electric Light Company, Inc. (HELCO, an electric utility subsidiary of HECO) power situation (see “HELCO power situation,” which is incorporated herein by reference to pages 15 to 19 of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2003):

Land use permit amendment. The Third Circuit Court of the State of Hawaii (Circuit Court) ruled in 1997 that because the Hawaii Board of Land and Natural Resources (BLNR) had failed to render a valid decision on HELCO’s application to amend its land use permit before the statutory deadline in April 1996, HELCO was entitled to use its Keahole site for the expansion project (HELCO’s “default entitlement”). Final judgments of the Circuit Court related to this ruling have been on appeal to the Hawaii Supreme Court since 1998. On July 8, 2003, the Hawaii Supreme Court issued its opinion affirming the Circuit Court’s final judgment on the basis that the BLNR failed to render the necessary four votes either approving or rejecting HELCO’s application. While this opinion validates HELCO’s default entitlement, under which it pursued the expansion at the Keahole site, construction to complete the expansion remains suspended. Still pending before the Hawaii Supreme Court is HELCO’s appeal of the Circuit Court’s October 3, 2002 Order, under which it reversed the BLNR’s Order granting HELCO an extension of the construction deadline. Successful resolution of that appeal is necessary before construction can be completed. Briefing is not yet complete and management cannot predict when the Supreme Court will rule in that appeal.

National Pollutant Discharge Elimination System Permit. Pursuant to Environmental Protection Agency and Department of Health of the State of Hawaii (DOH) regulations, which took effect in March 2003, all construction sites greater than one acre must obtain a construction stormwater discharge permit. The Keahole site is now subject to this requirement. The DOH issued the permit under its General Permit program in June 2003.

Management’s evaluation; costs incurred. HELCO continues to evaluate other possible actions in response to the Circuit Court’s October 3, 2002 Order, including actions that might be taken to avoid power supply problems on the island of Hawaii pending installation of two 20 megawatt combustion turbines (CT-4 and CT-5). HELCO also intends to pursue refiling an application for a boundary amendment with the State Land Use Commission in October 2003, which is the earliest time the new application may be filed under applicable law.

If the Circuit Court’s October 3, 2002 Order is not ultimately overturned, or if another option does not enable HELCO to proceed with construction, HELCO may not be able to complete its installation of CT-4 and CT-5. Further, even if the Circuit Court’s Order is ultimately overturned, construction may be significantly delayed, and the costs to complete construction may be significantly increased due to the potential time required to resolve the legal proceedings.

The recovery of costs relating to CT-4 and CT-5 is subject to the rate-making process governed by the Public Utilities Commission of the State of Hawaii (PUC). Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of June 30, 2003. However, if it becomes probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service whether or not CT-4 and CT-5 are installed. As of June 30, 2003, HELCO’s costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (excluding costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $83 million, including $32 million for equipment and material purchases, $31 million for planning, engineering, permitting, site development and other costs and $20 million for an allowance for funds used during construction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ ERIC K. YEAMAN	/s/ RICHARD A. VON GNECHTEN

Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)	Richard A. von Gnechten Financial Vice President (Principal Financial Officer of HECO)

Date: July 9, 2003	Date: July 9, 2003

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